SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by Registrant                           [X]
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:                    [ ] Confidential, for Use of the
[X] Preliminary Proxy Statement                   Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

DYNAMIC MATERIALS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box): [X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 (1) Title of each class of securities to which transaction applies:
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 (2) Aggregate number of securities to which transaction applies:
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 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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 (4) Proposed maximum aggregate value of transaction:
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 (5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------
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


                          DYNAMIC MATERIALS CORPORATION
                                 5405 Spine Road
                             Boulder, Colorado 80301

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 28, 2004

To the Stockholders of
DYNAMIC MATERIALS CORPORATION:                                 December 22, 2003

          NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of the Company will be held on January 28, 2004 at 9:00 a.m. local time at 5405 Spine Road, Boulder, Colorado 80301 for the following purposes:

          1. To amend the Certificate of Incorporation of the Company to provide for removal of the staggered board and to provide stockholders with the ability to remove directors without cause.

          2. To remove all of the directors.

          3. To reelect all of the directors for terms expiring at the 2004 Annual Meeting of Stockholders.

          4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

          The foregoing items of business are more fully described in the proxy statement accompanying this notice.

          The Board of Directors has fixed the close of business on December 19, 2003, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Special Meeting and at any adjournment or postponement thereof.

                           By Order of the Board of Directors,

                           _______________________________________
                           RICHARD A. SANTA
                           Vice President, Chief Financial Officer and Secretary
Boulder, Colorado

          ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE, WITH POSTAGE PREPAID IF MAILED IN THE UNITED STATES. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          DYNAMIC MATERIALS CORPORATION
                                 5405 Spine Road
                             Boulder, Colorado 80301

                                 ---------------

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 28, 2004

                                 ---------------

                           Purpose of Special Meeting

          The Board of Directors of Dynamic Materials Corporation, a Delaware corporation (the "Company") has called a Special Meeting of Stockholders to vote on a plan to remove the Company's current classified board structure (frequently referred to as a "staggered board") and replace it with a structure in which each director will be subject to reelection annually, and subject to removal by stockholders without cause. The plan consists of three steps, each of which requires stockholder approval:

          o Amendment of the Company's Certificate of Incorporation to remove the provision relating to the staggered board and to amend the provision relating to the removal of directors to allow for the removal of directors without cause;

          o    Removal of the current directors; and

          o Reelection of each of the current directors to a term expiring at the 2004 meeting of stockholders.

Implementation of the plan is dependent upon stockholder approval of all of the steps listed above.

          The removal and reelection of each of the current directors is being proposed solely to provide immediate effect to the removal of the staggered board structure. If the stockholders approve the plan, the Company expects that the Board of Directors upon implementation of the plan will be identical to the Board of Directors immediately prior to the implementation of the plan. Following the implementation of the plan, the length of the directors' terms will be shortened as described above.

                 Information Concerning Solicitation And Voting

General

          The enclosed proxy, attached as Appendix A, is solicited on behalf of the Board of Directors of Dynamic Materials Corporation, a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on January 28, 2004 at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The special meeting will be held at the Company's offices at 5405 Spine Road, Boulder, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about December 22, 2003, to all stockholders entitled to vote at the special meeting.

Solicitation

          The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of the Company beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

          Only holders of record of common stock at the close of business on December 19, 2003 will be entitled to notice of and to vote at the special meeting. At the close of business on December 19, 2003, the Company had outstanding and entitled to vote 5,072,943 shares of common stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

          All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be considered present at the special meeting for the purpose of establishing a quorum.

          With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

          For purposes of the vote on Proposals 1 and 2, abstentions and broker non-votes will have the same effect as votes against the proposal. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

          Proposals 1, 2 and 3 will not become effective unless all of the proposals are approved by the stockholders at the special meeting.

          Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors if such firms have not received voting instructions from a beneficial owner.

Revocability of Proxies

          Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR the amendment to the Certificate of Incorporation, FOR the removal of each of the directors and FOR the election of each of the nominees for director. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the special meeting.

Stockholder Proposals

          Proposals of stockholders that are intended to be presented at the Company's 2004 annual meeting of stockholders must be received by the Company not later than March 31, 2004 in order to be included in the proxy statement and proxy relating to that annual meeting.

          Any stockholder proposal to be considered at the Company's 2004 annual meeting, but not included in the proxy materials, must be submitted in writing and received by the Company not fewer than 60 days prior to the 2004 annual meeting; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which public announcement of the meeting date is first made by the Company.

                                   PROPOSAL 1

                   AMENDMENT OF CERTIFICATION OF INCORPORATION

          On October 15, 2003, the Board of Directors adopted resolutions to seek stockholder approval to amend the Certificate of Incorporation of the Company to provide for removal of the staggered board structure and to provide stockholders with the ability to remove directors without cause. At the same meeting, the Board of Directors approved corresponding amendments to the Company's Bylaws, which will not take effect unless and until these proposals are approved by our stockholders. These changes to the Bylaws are not being voted upon by stockholders.

          The complete text of the proposed amendments to the Certificate of Incorporation are attached as Appendix B to this proxy statement and incorporated by reference herein. All stockholders are urged to read the amendments to the Certificate of Incorporation carefully. The amendment to the Certificate of Incorporation is contingent upon the removal and reelection of each of the directors under Proposals 2 and 3 described below.

Purpose of the Amendments

          Article V, Section A.2 of the Certificate of Incorporation currently provides that the Board of Directors be divided into three classes as nearly equal in number as possible. Directors of each class serve staggered three-year terms, with the term of office of one class expiring each year. Directors currently can be removed only for cause. If the stockholders approve the amendment to the Certificate of Incorporation, the classes and staggered three-year terms of directors will be eliminated. Unless the current directors are removed from the board and reelected, as set forth in Proposals 2 and 3, each director will continue to serve for the remainder of his three-year term, subject to his prior resignation or removal.

          One of the primary purposes of a staggered board structure is to serve as an anti-takeover device designed to discourage persons, or groups of persons, from seeking control of a company other than through negotiations with the company's management and board of directors. The staggered, three-year terms of our directors are designed to discourage non-negotiated, coercive take-over attempts by delaying the time within which a majority of our Board of Directors could be changed after a non-negotiated acquisition of a controlling block of our voting stock. An additional purpose of a staggered board structure is to promote stability and to help maintain a greater continuity of experience on a company's board of directors. This stability and continuity results from a majority of directors always having at least one year of experience with the company.

          Article V, Section A.3 of the Certificate of Incorporation currently provides that a director may only be removed for cause. If a director can be removed only "for cause," certain procedural formalities must be observed before a director can be removed and it must be demonstrated that such director has committed some wrong justifying such removal. As with the staggered board described above, such procedural formalities discourage non-negotiated take-over attempts by preventing the holder of a non-negotiated controlling block of our voting stock from immediately removing all of the directors.

          Many investors believe staggered boards decrease directors' accountability to stockholders. Several scholars and companies have recently concluded that, notwithstanding the benefits of a staggered board in promoting corporate stability and in deterring coercive takeover attempts, stockholders should have the opportunity to elect the company's directors annually. In addition, limiting the ability of stockholders to remove directors only "for cause" further decreases the directors' accountability.

          Our Board of Directors has approved and is recommending this Proposal No. 1 to our stockholders for the following reasons:

          1. The Board of Directors believes that it is in the best interests of the Company and its stockholders and an effective way to maintain and enhance the accountability of the Board of Directors to allow stockholders to have the opportunity each year to register their views on the performance of the Board of Directors collectively and to hold individual directors accountable for their decisions and policies; and

          2. The classification of the Board of Directors is no longer relevant as an anti-takeover device because a majority of the shares of the Company outstanding are held by a single stockholder. As a result, the Board of Directors believes that the provisions contained in the Certificate of Incorporation relating to the classification of the Board of Directors and allowing for removal of directors only with cause are no longer appropriate.

Required Vote

          The approval of Proposal 1 requires the affirmative vote of the holders of at least sixty-six and two thirds (66 2/3%) of the voting power of all of the then outstanding shares of the Company's voting stock, voting as a single class.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE FOR THE AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION



                                   PROPOSAL 2

                              REMOVAL OF DIRECTORS

          In connection with the proposed amendments to the Certificate of Incorporation, the Board of Directors has determined that it is in the best interests of the Company for the stockholders to remove the Company's directors and reelect each of them under the revised Certificate of Incorporation. As only the stockholders can remove a director before the expiration of that director's term, the approval of the amendment to the Certificate of Incorporation does not by itself shorten the term of any presently serving director. The sole purpose of the removal of the directors is to immediately eliminate the staggered board structure, which otherwise would be phased out over a three-year period upon the amendment of the Certificate of Incorporation. The removal of each of the directors is contingent upon the stockholders' approval of the amendment of the Certificate of Incorporation under Proposal 1 and the reelection of each of the directors under Proposal 3.

Required Vote

          The approval of Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the Company's voting stock entitled to vote at an election of directors.

                        THE BOARD OF DIRECTORS RECOMMENDS
                            A VOTE FOR THE REMOVAL OF
                              EACH OF THE DIRECTORS


                                   PROPOSAL 3

                              ELECTION OF DIRECTORS

          There are seven nominees for election to the Board of Directors, each of whom is currently a director of the Company. The election of each of the directors is contingent upon the stockholders' approval of the amendment to the Certificate of Incorporation under Proposal 1 and the removal of each of the directors under Proposal 2. Each director to be elected will hold office until the 2004 Annual Meeting of Stockholders. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation or removal.

          Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                                    NOMINEES

          The names of the nominees and certain information about them are set forth below.

          Mr. Bernard Hueber. Mr. Hueber, age 62, has served as director of the Company since June 2000 and had been Chairman of the Board of the Company until June 2002. Following his retirement from Groupe SNPE in June 2002, Mr. Hueber became Secretary General of the Federation of European Explosives Manufacturers
(FEEM) and continues to serve in that capacity. From 1990 to December 2001, Mr. Hueber served as the Chairman of the Board and Chief Executive Office of Nobel Explosifs France. From January 2002 until his retirement from Groupe SNPE in June 2002, Mr. Hueber served as General Manager of Groupe SNPE's Industrial Explosives operating unit. From January 2003, Mr. Hueber has served as Secretary General of SAFEX International.

          Mr. Gerard Munera. Mr. Munera has served as a director of the Company since September 2000. From October 1996 to the present, Mr. Munera, age 68, has been General Manager of Synergex, a personally controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries. Mr. Munera is also Director of Security Biometrics, Inc. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc. Between 1991 and 1994, Mr. Munera was President of Minorco (USA), a diversified $1.5 billion natural resources group. From 1994 to October 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company.

          Dr. George W. Morgenthaler. Dr. Morgenthaler, age 77, has served as a director of the Company since June 1986. Dr. Morgenthaler also served as a director during the period from 1971 to 1976. Dr. Morgenthaler has been a Professor of Aerospace Engineering at the University of Colorado at Boulder since 1986. He has served as Department Chair, Director of the University of Colorado's BioServe Commercial Space Center and Associate Dean of Engineering for Research. Previously, Dr. Morgenthaler was Vice President of Technical Operations at Martin Marietta's Denver Aerospace Division, Vice President Primary Products Division of Martin Marietta Aluminum Co. and Vice President and General Manager of the Baltimore Division of Martin Marietta Aerospace Co. Dr. Morgenthaler has served as a director of Computer Technology Assoc. Inc. from 1993 to 1999 and served as a director of Columbia Aluminum Company from 1987 to 1996.

          Mr. Bernard Fontana. Mr. Fontana, age 42, has served as a director of the Company since June 2000 and as Chairman of the Board of the Company since July 2003. He was President and Chief Executive Officer of the Company from June 2000 to November 2000. Mr. Fontana is currently Executive Vice President of Groupe SNPE, a position he has held since February 2002. Since February 2002, Mr. Fontana has also served as Chairman and CEO of Isochem and Bergerac NC, subsidiaries of Groupe SNPE engaged in the manufacture of fine chemicals and specialty chemicals, respectively, and since June 2003 has served as Chairman and CEO of Nobel Explosifs France, a Groupe SNPE subsidiary that manufactures industrial explosives. Previously, Mr. Fontana was Executive Vice President of the Fine Chemicals division of Groupe SNPE from January 2001 to January 2002. Mr. Fontana has also been Vice President of Groupe SNPE, North America from September 1999 to February 2002 and President of SNPE, Inc. since November 1999. Mr. Fontana was Vice President of Strategy and Business Development of the Chemicals division of Groupe SNPE from June 1998 to September 1999, General Manager of SNPE Chimie from September 1996 to June 1998 and General Manager, Bergerac NC, a business unit of Groupe SNPE, from 1992 to September 1996.

          Mr. Dean K. Allen. Mr. Allen, age 68, has served the Company as a director since July 1993. In January 2001, Mr. Allen retired as President of Parsons Europe, Middle East and South Africa, a position he had held since February 1996. Mr. Allen was Vice President and General Manager of Raytheon Engineers and Constructors, Europe, from February 1994 to December 1995.

          Mr. Michel Philippe. Mr. Philippe, age 60, has served as director of the Company since June 2000 and was Chairman of the Board of the Company from September 2002 until July 2003. Mr. Philippe was Senior Vice

President of Corporate Financial and Legal Affairs of Groupe SNPE from 1990 until June 2003 when he left the employment of Groupe SNPE.

          Mr. Yves Charvin. Mr. Charvin, age 49, is currently Director of Corporate Development and Legal Counsel for Groupe SNPE, a position he has held since January 1995. Previously, Mr. Charvin served as Chief of the Legal Department of Groupe SNPE from January 1989 to December 1994.

                        THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE IN FAVOR OF EACH NAMED NOMINEE



Executive Officers

          The following individuals serve as executive officers of the Company. Each executive officer is elected by the Board of Directors and serves at the pleasure of the Board.

         Name                                Position                                                   Age
Mr. Yvon Pierre Cariou              President and Chief Executive Officer                               58
Mr. Richard A. Santa                Vice President, Chief Financial Officer and Secretary               53
Mr. John G. Banker                  Vice President, Marketing and Sales, Clad Metal Division            57

          Mr. Yvon Pierre Cariou. Mr. Cariou has served as President and Chief Executive Officer since November 2000. From March 2000 to November 2000, Mr. Cariou was a consultant who performed research and development projects for the oil industry and market research for a start-up company. From November 1998 to March 2000, Mr. Cariou was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Groupe Carbone Lorraine of France, involved in the design and fabrication of process equipment for the chemical and pharmaceutical industries. From September 1993 to September 1998, Mr. Cariou was a Partner and Vice President Sales and Marketing of Hydrodyne/FPI Inc. From January 1991 to September 1993, Mr. Cariou was President of MAINCO Corp. and ESCO Corp., manufacturing divisions of Nu-Swift, a public company based in the United Kingdom.

          Mr. Richard A. Santa. Mr. Santa has served as Vice President, Chief Financial Officer and Secretary of the Company since October 1996 and served as interim Chief Financial Officer from August 1996 to October 1996. Prior to joining the Company in August 1996, Mr. Santa was Corporate Controller of Scott Sports Group Inc. from September 1993 to April 1996. From April 1996 to August 1996, Mr. Santa was a private investor. From June 1992 to August 1993, Mr. Santa was Chief Financial Officer of Scott USA, a sports equipment manufacturer and distributor. Earlier in his career, Mr. Santa was a senior manager with Price Waterhouse, where he was employed for ten years.

          Mr. John G. Banker. Mr. Banker has served as Vice President, Marketing and Sales, Clad Metal Division since June 2000. From June 1996 to June 2000, Mr. Banker was President of CLAD Metal Products, Inc. From June 1977 to June 1996, Mr. Banker was employed by the Company and served in various technical, sales and management positions. Mr. Banker held the position of Senior Vice President, Sales and New Business Development from June 1991 to July 1995.

Board Committees and Meetings

          During the fiscal year ended December 31, 2002, the Board of Directors held three meetings. The Board currently has an Audit Committee and a Compensation Committee.

          The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the year 2002, the Audit Committee was composed of Mr. Dean K. Allen, Dr. George W. Morgenthaler and Mr. Gerard Munera, three non-employee directors who meet the definition of "independent directors" under the National Association of Securities Dealers' listing standards. The Audit Committee met five times during the 2002 fiscal year.

          In June 2000, the Board adopted a written Charter of the Audit Committee which requires that, commencing on or before June 14, 2001, the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience.

          The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and non-employee directors under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the year ended December 31, 2002, the Compensation Committee was composed of four non-employee directors, Mr. Michel Philippe, Mr. Bernard Hueber, Mr. Dean K. Allen and Dr. George W. Morgenthaler. It met once during such fiscal year.

          During the fiscal year ended December 31, 2002, Mr, Bernard Fontana attended less than 75% of the number of meetings of the Board.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the ownership of the Company's common stock as of December 19, 2003 by: (i) each person or group known by the Company to be the beneficial owner of more than 5% of the Company's common stock, (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group.

                                                                              Beneficial Ownership (1)
                                                                                Number          Percent
 Name and Address (2) of Beneficial Owner                                     of Shares         of Total
 ----------------------------------------                                     ---------         --------
 SNPE, Inc. (3) .....................................................           2,763,491         54.48
     101 College Road East
     Princeton, NJ  08540
 Mr. Yvon Pierre Cariou (4)..........................................              36,000          *
 Mr. Richard A. Santa (4)............................................             124,164          2.45
 Mr. John G. Banker (4)..............................................              43,041          *
 Mr. Bernard Hueber (4)..............................................              17,500          *
 Mr. Dean K. Allen (4)...............................................              43,000          *
 Mr. Bernard Fontana (4).............................................              17,500          *
 Dr. George W. Morgenthaler (4)......................................             112,778          2.22
 Mr. Michel Philippe (4).............................................              17,500          *
 Mr. Gerard Munera (4)...............................................              17,500          *
 Mr. Yves Charvin....................................................               7,500          *
 All executive officers and directors ...............................             436,483          8.13
 as a group (5) (10 persons)
---------------

*    Less than 1%
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 5,072,943 shares outstanding on December 19, 2003, adjusted as required by rules promulgated by the SEC.

(2) Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3) The information reported is based solely on information contained in the Form 4 filed by each of SNPE, Inc., SOFIGEXI, and SNPE. Each reported that it had shared voting and investment power and beneficial ownership of 2,763,491 shares.

(4) Amounts reported include shares subject to stock options exercisable within 60 days of December 19, 2003 as follows: Mr. Cariou, 30,000 shares; Mr. Santa, 108,000 shares; Mr. Banker, 23,000 shares; Mr. Hueber, 17,500 shares; Mr. Allen, 30,000 shares; Mr. Fontana, 17,500 shares; Dr. Morgenthaler, 25,000 shares; Mr. Philippe, 17,500 shares; Mr. Munera, 17,500 shares; and Mr. Charvin, 7,500 shares. Shares of common stock subject to options that are exercisable within 60 days of December 19, 2003 are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

(5) The amount reported includes 293,500 shares subject to stock options exercisable within 60 days of December 19, 2003. The applicable percentage is based on 5,366,443 shares outstanding, which includes shares subject to stock options exercisable within 60 days.

Financial Performance

          The following graph compares the performance of the common stock with the Nasdaq Non-Financial Stocks Index and the Nasdaq Composite (US) Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on December 29, 1997 in each of the Company, Nasdaq Non-Financial Stocks Index and the Nasdaq Composite (US) Index with investment weighted on the basis of market capitalization. Historical results are not necessarily indicative of future performance.


                               [GRAPHIC OMITTED]



-----------------------------------------------------------------------------------------------------------
Total Return Analysis              12/29/97     12/31/98     2/31/99    12/31/00    12/29/01    12/31/02
-----------------------------------------------------------------------------------------------------------
Dynamic Materials Corporation     $  100.00   $   46.88    $   14.88   $   12.50   $   49.38   $   29.63
-----------------------------------------------------------------------------------------------------------

Nasdaq Non-Financial Stocks       $  100.00   $   46.75    $  287.71   $  167.99   $  128.46   $   83.94
-----------------------------------------------------------------------------------------------------------

Nasdaq Composite (US)             $  100.00   $  140.99    $  261.49   $  157.77   $  125.16   $   86.53
-----------------------------------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

Compensation of Directors

          During 2002, each non-employee director of the Company has received a quarterly retainer of $1,000 and per meeting fees of $1,000 for attendance at non-telephonic Board meetings, $500 for attendance at telephonic Board meetings and $250 for attendance at committee meetings. In the fiscal year ended December 31, 2002, the aggregate compensation paid to all non-employee directors was $43,333. The members of the Board of Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings, in accordance with Company policy.

          Each non-employee director of the Company also receives automatic grants of non-statutory stock options under the Company's Amended and Restated 1997 Equity Incentive Plan. Upon the initial election or appointment of a non-employee director to the Company's Board of Directors, such director is automatically granted, without further action by the Company, the Board of Directors or the stockholders of the Company, a non-statutory option to purchase 7,500 shares of common stock. On the date of each annual meeting of the Company's stockholders, each person who is then a non-employee director is automatically granted an option to purchase that number of shares of common stock of the Company determined by multiplying 5,000 shares by a fraction, the numerator of which is the number of days the person continuously has been a non-employee director since the date of the last annual meeting as of the date of grant and the denominator of which is 365. The exercise price of such options may not be less than 85% of the fair market value of the common stock subject to the option on the date of the option grant. The options may be exercised as provided in each option agreement which typically states that the option may not be exercised until the date upon which the option holder has provided one year of continuous service as a non-employee director following the date of grant of the option. The term of each option is 10 years. If the non-employee director's continuous status as a director terminates, the option will terminate on the earlier of its expiration date and three months following the date of such termination.

          During the fiscal year ended December 31, 2002, the Company granted options covering an aggregate of 37,500 shares to seven individuals serving as non-employee directors of the Company, at a weighted-average exercise price of $2.25 per share. During the fiscal year ended December 31, 2002, options for an aggregate of 5,000 shares of common stock were exercised by individuals currently serving as non-employee directors.

Compensation of Executive Officers

                             SUMMARY OF COMPENSATION

          The following table shows compensation awarded or paid to, or earned by, the Company's executive officers and certain other employees during the fiscal years ended December 31, 2002, 2001 and 2000:

                                                                                          Long-Term Compensation
                                                   Annual Compensation                            Awards
                                       --------------------------------------------   -----------------------------
                              Fiscal                           Other Annual                        All Other
Name and Principal Position    Year    Salary ($)     Bonus    Compensation ($)(1)    Options (#)  Compensation ($)
---------------------------    ----    ----------     -----    -------------------    -----------  ----------------
Yvon Pierre Cariou             2002      225,000      90,000           -                 30,000       8,070(3)
   President and               2001      185,000     101,000           -                 30,000
   Chief Executive             2000       23,130      10,000           -                   -
   Officer(2)

Richard A. Santa               2002      205,000      65,500           -                 23,000       9,360(5)
   Vice President, Chief       2001      200,000      64,000           -                 23,000       8,519(6)
   Financial Officer and       2000      157,037      16,500           -                 10,000       6,537(7)
   Secretary

John G. Banker                 2002      128,750     146,551           -                 23,000       6,369(9)
   Vice President,             2001      125,000     100,241           -                 23,000       8,366(10)
   Sales and Marketing(8)      2000       65,866      10,000           -                   -          1,528(11)

Gary Burke                     2002       93,000      23,500           -                  5,000       3,863(12)
   General Manager,            2001       88,000      22,000           -                  8,000       2,911(12)
   Mt. Braddock Facility       2000       78,000      8,200            -                  5,000       3,095(12)

Don Rittenhouse                2002       94,000      15,040           -                  5,000       3,760(12)
   Corporate Controller        2001       87,000      10,440           -                  8,000       3,413(12)
                               2000       74,750      7,500            -                  2,500       2,974(12)

(1) Except as disclosed in this column, the amount of perquisites provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10% of total salary and bonus for each fiscal year.
(2)  Mr. Cariou joined the Company in November 2000.
(3) Includes $2,570 of life insurance premiums $5,500 of matching contributions under the 401(k) plan.
(4)  Includes $285 of matching contributions under the 401(k) plan.
(5) Includes $3,860 of life insurance premiums and $5,500 of matching contributions under the 401(k) plan
(6) Includes $3,269 of life insurance premiums and $5,250 of matching contributions under the 401(k) plan.
(7) Includes $1,287 of life insurance premiums and $5,250 of matching contributions under the 401(k) plan.
(8)  Mr. Banker joined the Company in June 2000.
(9) Includes $1,427 of life insurance premiums and $4,952 of matching contributions under the 401(k) plan
(10) Includes $3,783 of life insurance premiums and $4,583 of matching contributions under the 401(k) plan.
(11) Includes $1,528 of life insurance premiums.
(12) Matching contributions under the 401(k) plan.

                                  STOCK OPTIONS

          The Company grants options to its executive officers under its Amended and Restated 1997 Equity Incentive Plan. As of August 25, 2003, options to purchase a total of 658,498 shares were outstanding under this plan and options to purchase 175,250 shares remained available for grant thereunder.

          The following table shows certain information regarding options granted to the Company's above-referenced officers and certain other employees during the fiscal year ended December 31, 2002:

                        OPTION GRANTS IN FISCAL YEAR 2002

                                                                                 Potential Realizable Value
                                                                                 At Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                                           Individual Grants                           for Option Term
                          -----------------------------------------------------        ---------------
                                        Percent of
                          Number of     Total
                          Securities    Options      Exercise
                          Underlying    Granted to   or Base
                          Options       Employees    Price       Expiration
Name                      Granted (#)   in 2002      ($/Sh)      Date           5% ($)         10% ($)
----                      -----------   -------      ------      ----           ------         -------
Yvon Pierre Cariou           30,000        23.3%       $3.35       4/18/2012       63,204         160,171
Richard A. Santa             23,000        17.8%       $3.35       4/18/2012       48,456         122,798
John G. Banker               23,000        17.8%       $3.35       4/18/2012       48,456         122,798
Gary Burke                   5,000         3.9%        $3.35       4/18/2012       10,534          26,695
Don Rittenhouse              5,000         3.9%        $3.35       4/18/2012       10,534          26,695

          The following table shows for the fiscal year ended December 31, 2002, certain information regarding options exercised by, and held at year-end by, the Company's above-referenced officers and certain other employees:

                                OPTION EXERCISES IN FISCAL YEAR 2002 AND FISCAL YEAR-END OPTION VALUES

                                                              Number of securities
                                                                   underlying            Value of unexercised
                                                             unexercised options at    in-the-money options at
                                                               December 31, 2002        December 31, 2002 (1)
                                                               -----------------        ---------------------
                              Shares
                            acquired on         Value             Exercisable/               Exercisable/
         Name              exercise (#)      realized ($)        Unexercisable              Unexercisable
         ----              ------------      ------------        -------------              -------------

Yvon Pierre Cariou               -                -               7,500/52,500              $3,713/$11,138

Richard A. Santa                 -                -              83,250/47,750              $5,946/$11,639

John G. Banker                   -                -               5,750/40,250              $2,846/$8,539

Gary Burke                       -                -              24,875/14,125              $2,540/$4,520

Don Rittenhouse                  -                -              22,250/12,250              $1,765/$3,745
--------------------

(1) i.e., value of options for which the fair market value of the common stock at December 31, 2002 ($2.37) exceeds the exercise price.

Employment Agreements

          Mr. Yvon Cariou has an employment agreement with the Company, under which he is entitled to receive six months salary in the case of termination of Mr. Cariou's employment without cause. The agreement has an indefinite term. Mr. Yvon Cariou's base salary was increased to $240,000 effective December 23, 2002.

          Mr. Richard Santa has an employment agreement with the Company under which he is entitled to receive 26 weeks of salary if (i) he is involuntarily terminated without cause or (ii) there is a change of control of the Company. The employment agreement has an indefinite term. Mr. Richard Santa's base salary was increased to $211,000 effective December 23, 2002.

          Mr. John Banker has an employment agreement with the Company for a five-year term ending June 16, 2005. The agreement provides that if the Company terminates Mr. Banker's employment involuntarily without cause, he is entitled to receive his base salary for a period ending upon the later of (i) six months from the date of termination or (ii) the fifth anniversary of the date of the agreement, provided that he continues to comply with the applicable provisions of the agreement. Mr. John Banker's base salary was increased to $132,500 effective December 23, 2002.

                          REPORT OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS

          The Audit Committee, as of December 31, 2002, was comprised of Mr. Dean K. Allen, Dr. George W. Morgenthaler and Mr. Gerard Munera, each of whom are independent as such term is defined in Rule 4200(a)(15) of the NASD listing standards. As required by the written Charter of the Audit Committee adopted by the Board of Directors in June, 2000, the Audit Committee reviewed and discussed the audited financial statements for the Company with the Company's management. The Audit Committee has also discussed with Ernst & Young, the Company's independent accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with Ernst & Young that firm's independence. Nothing came to the attention of the Audit Committee that caused the Audit Committee to believe that the audited financial statements contain any materially misleading information or omit any material information. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

          The Audit Committee also reviewed and discussed the fees paid, as listed below, to Ernst & Young during the last fiscal year for audit and non-audit services and has determined that the provision of the non-audit services are compatible with Ernst & Young's independence. For fiscal year 2002, the Company paid Ernst & Young and Arthur Andersen aggregate fees of approximately $104,595.

Audit Fees

          The Company paid Ernst & Young approximately $87,935 for aggregate fees billed for professional services rendered for the audit of the Company's 2002 annual financial statements and review of the Company's 2002 quarterly financial statements. In addition, the Company paid Arthur Andersen $6,000 for a review of the financial statement for the first quarter of 2002.

Financial Information Systems Design and Implementation Fees

          None of the auditing firms rendered financial information systems design and implementation services and therefore no fees were billed for such services.

All Other Fees

          The Company did not pay out any fees in 2002 for other professional services, including services associated with proxy filings, federal and state tax compliance and business advisory services.


                                                     Audit Committee Members

                                                     Dean K. Allen
                                                     George W. Morgenthaler
                                                     Gerard Munera

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is administered by the Compensation Committee of the Board, which is composed of four non-employee members of the Board. The Compensation Committee reviews compensation arrangements of all executive officers of the Company and recommends certain arrangements to the Board for approval. In reviewing the compensation of individual executive officers, the Compensation Committee takes under consideration published industry compensation surveys, compensation paid to executive officers at other comparable companies, current market conditions and the recommendations of management.

Compensation Philosophy

          The Company's compensation philosophy is to (i) provide a compensation program that will be able to attract and retain high caliber managerial talent,
(ii) provide compensation opportunities that are competitive with those provided by other comparable companies, and (iii) create a balance between short-term performance measures and long-term strategic direction and decisions through incentive programs which are linked to stockholder value. Available forms of executive compensation include base salary, annual performance bonuses and stock options.

CEO Compensation

          The principal components of compensation for the Chief Executive Officer for fiscal 2002 included base salary, bonus and stock option grants. The Compensation Committee increased Mr. Cariou's base salary from $225,000 to $240,000, effective December 23, 2002, based largely on an assessment of his responsibilities within the Company, publicly available information about salaries of executives with similar responsibilities in companies of comparable size and scope, and the subjective evaluation of his overall performance and contribution to the Company.

          In early 2003, Mr. Cariou was paid a cash bonus of $90,000. The entire amount of this bonus was tied to the Company's achievement of specific operating income performance targets for the year ended December 31, 2002 that were set at the beginning of 2002. On April 28, 2002, the Compensation Committee granted Mr. Cariou an option to purchase 30,000 shares of Dynamic Materials Corporation common stock at an exercise price of $3.35 per share. The exercise price was set at the fair market value on the date of grant and the option vests 25% annually beginning on the first anniversary date of the grant. The stock option expires ten years from the date of grant.

Base Salary

          Base salary for executive officers is determined in the same manner as that of other salaried employees. Salary guidelines are established by comparing the responsibilities of the individual's position in relation to similar positions in comparable companies. Individual salaries are determined considering the person's performance against certain corporate objectives, such as successful execution of the Company's strategy, comparisons of budgeted amounts to actual amounts and overall profitability of the Company.

Bonus Plan

          The Bonus Plan, an annual incentive award plan, is a variable pay program for officers and other senior managers of the Company to earn additional annual cash compensation. The actual incentive award earned depends on the extent to which the Company or division objectives are achieved. At the start of each year, the Compensation Committee and the Board review and approve the performance objectives for the Company and individual officers. The Company's objectives consist of operating, strategic and financial goals that are considered critical to the Company's fundamental long-term goal - building stockholder value.

          After the end of the year, the Compensation Committee evaluates the degree to which the Company has met its goals and establishes a total bonus award pool under the Bonus Plan. Individual awards are determined by evaluating each participant's performance against personal objectives and allocating a portion of the award pool base upon a participant's contribution during the year. Awards are paid in cash in January or February following the performance year.

Amended and Restated 1997 Equity Incentive Plan

          The 1997 Plan authorizes the Compensation Committee, or its designee, to grant incentive or non-statutory stock options to purchase shares of the Company's common stock. The purpose of the 1997 Plan is to enable the Company to attract, retain and motivate its employees and to enable employees to participate in the long-term growth of the Company by providing for or increasing the proprietary interest of such employees in the Company. Periodic grants are generally made annually to eligible employees, with additional grants being made upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Grants to executive officers under the 1997 Plan are designed to align a portion of the executive's compensation with the long-term interests of the Company's stockholders.

                                              Compensation Committee Members
                                              Dean K. Allen
                                              Michel Philippe
                                              George W. Morgenthaler
                                              Bernard Hueber

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On March 16, 2001, the Company announced that it had reached agreement to acquire 100% of the stock of Nobelclad Europe S.A. ("Nobelclad") and Nitro Metall Aktiebolag ("Nitro Metall") from Nobel Explosifs France ("NEF"). Nobelclad and Nitro Metall operate cladding businesses located in Rivesaltes, France and Likenas, Sweden, respectively, which generated combined revenues of approximately $10.5 million in calendar year 2000. NEF is wholly owned by Groupe SNPE and is a sister company to SNPE, Inc., which owns 55% of the Company's common stock. Mr. Bernard Fontana, a Director of the Company, is the President of SNPE, Inc. The acquisition closed on July 3, 2001. The purchase price was financed through a $4.0 million intercompany note agreement between the Company and SNPE, Inc. and the assumption of $1.23 million in third party bank debt associated with Nobelclad's acquisition of Nitro Metall from NEF prior to the Company's purchase of Nobelclad stock.

          The Company has a sales commission agreement with Clad Metal Products, Inc. which is 100% owned by Mr. John Banker, an executive Officer of the Company. Under this agreement, the Company will pay Clad Metal Products, Inc. 20% of the commissions that it earns on sales of certain non-explosion clad products. During fiscal year 2002, $78,308 was earned in commission and was subsequently paid in 2003.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                           By Order of the Board of Directors,

                           RICHARD A. SANTA
                           Vice President, Chief Financial Officer and Secretary

                           December 22, 2003

                                   APPENDIX A

PROXY                                                                      PROXY

                          DYNAMIC MATERIALS CORPORATION
                    5405 SPINE ROAD, BOULDER, COLORADO 80301

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
           FOR THE SPECIAL MEETING OF STOCKHOLDERS - January 28, 2004

          The undersigned hereby constitutes and appoints Yvon Pierre Cariou and Richard A. Santa, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of Dynamic Materials Corporation to be held at 5405 Spine Road, Boulder, Colorado on January 28, 2004, at 9:00 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters coming before said meeting.

          You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

          PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side.)


-----------------------------------------------------------------------------------------------------------
                                      DYNAMIC MATERIALS CORPORATION
                 PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)
1.   Amendment to the Certificate of Incorporation of the Company to provide for removal of the staggered board and to provide stockhohlders with the ability to remove directors without cause.

                       FOR [ ]                          AGAINST [ ]                   ABSTAIN [ ]

2.   Removal of each of the directors

                       FOR [ ]                          AGAINST [ ]                   ABSTAIN [ ]

3.   Election of Directors

                                                     FOR all nominees                   WITHHOLD
                                                 (except as marked to the              AUTHORITY
                                                      contrary below)           to vote for all nominees
                                                            [ ]                           [ ]

(INSTRUCTIONS:  To withhold authority to vote for any individual nominee mark the box next to the nominee's name below)

Bernard Hueber [  ]                  Gerard Munera [  ]                  George W. Morganthaler [  ]

Bernard Fontana [  ]                 Dean K. Allen [  ]                  Michel Philippe [  ]

Yves Charvin [  ]

4.   Upon such other matters as may properly come before the meeting

                       FOR [ ]                          AGAINST [ ]                   ABSTAIN [ ]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 through 3.

  The Board of Directors recommends a vote "FOR" each of the listed proposals.

-----------------------------------------------------------------------------------------------------------

                                                               Dated: ___________________, 2004


                                                               Signature(s)_________________________


          Please mark, sign and return promptly using the enclosed envelope.
Executors, administrators, trustees, etc. should give a title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

                                   APPENDIX B

           Text of the Amendments to the Certificate of Incorporation

           Bracketed italicized text indicates text to be deleted upon effectiveness of amendments.

     Underlined bold text indicates text to be added upon effectiveness of amendments.

          The following Sections of the Certificate of Incorporation shall be amended and restated in their entirety to read as set forth below

          Article V, Section A.2

          Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, [the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.] {A}each of the directors shall be elected at the annual meeting of stockholders for a term of 1 year.{A} Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          Article V, Section A.3

          Subject to the rights of the holders of any series of Preferred Stock, [no director shall be removed without cause] {A}directors may be removed from the Board of directors with or without cause.{A} Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time [with cause] by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors (the "Voting Stock").


                                        1